Exhibit 16.1

FEDERATED INCOME TRUST

UNANIMOUS CONSENT OF TRUSTEES

The undersigned, being all of the Trustees of Federated Income Trust (the “Trust”), hereby consent, in accordance with the laws of the Commonwealth of Massachusetts and Article V of the Declaration of Trust, and Article V, Section 8, of the Bylaws of the Trust, to the adoption of the following resolution with the same effect as though it had been adopted at the meeting of the Trustees of the Trust:

RESOLVED,	that the Board hereby authorizes the Secretary and Assistant Secretaries of the Trust to sign in their place and stead, by power of attorney, the Registration Statement(s) on Form N-14 relating to the proposed reorganization of Federated GNMA Trust into Federated Income Trust.

WITNESS the due execution hereof this 15th day of August, 2014.

/s/ John F. Donahue John F. Donahue	/s/ Charles F. Mansfield, Jr. Charles F. Mansfield, Jr.
/s/ J. Christopher Donahue J. Christopher Donahue	/s/ Thomas M. O’Neill Thomas M. O’Neill
/s/ John T. Collins John T. Collins	/s/ P. Jerome Richey P. Jerome Richey
/s/ Maureen Lally-Green Maureen Lally-Green	/s/ John S. Walsh John S. Walsh
/s/ Peter E. Madden Peter E. Madden